Exhibit 107
Calculation of Filing Fee Tables
Form
S-3
(Form Type)
PennyMac Mortgage Investment Trust
(Exact Name of Registrant as Specified in its Charter)
PennyMac Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Debt	Debt Securities (1)(4)	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(3)	(3)

Fees to be Paid	Other	Guarantee of Debt Securities (5)(6)	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(3)	(3)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amount					(2)		(3)

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)	These are securities of PennyMac Mortgage Investment Trust.
(2)	An indeterminate aggregate initial offering price of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices.
(3)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrants are deferring payment of all registration fees.
(4)	The debt securities may be issued by PennyMac Mortgage Investment Trust without guarantees or may be guaranteed by PennyMac Corp.
(5)	Pursuant to Rule 457(n), no registration fee is payable with respect to any such guarantees.
(6)	The guarantees of debt securities may be issued by PennyMac Corp. and will be issued without additional consideration.